PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2015 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.81 PER SHARE FOR THE FOURTH QUARTER

HUNT VALLEY, MARYLAND – February 10, 2016 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three and twelve-month periods ended December 31, 2015.  The Company also reported for the three-month period ended December 31, 2015 Funds From Operations (“FFO”) available to common stockholders of $127.4 million or $0.65 per common share and Funds Available For Distribution (“FAD”) to common stockholders of $143.0 million or $0.72 per common share.

The $127.4 million of FFO available to common stockholders for the fourth quarter of 2015 includes $23.3 million of interest expense related to the early extinguishment of debt, $7.6 million in provision for uncollectible mortgages, notes and straight-line receivables, $5.4 million of in-place lease revenue amortization catch-up in connection with assumed Aviv REIT, Inc. (“Aviv”) leases, $4.5 million of non-cash stock-based compensation expense and $2.0 million of acquisition and merger related costs.

FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.81 per common share for the three-month period ended December 31, 2015.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition and merger related costs, interest refinancing costs, provisions for impairment, uncollectible mortgages and accounts receivable and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Fourth Quarter 2015 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2015, the Company reported net income of $63.5 million, or $0.32 per diluted common share, on operating revenues of $210.5 million.  This compares to net income of $57.0 million, or $0.44 per diluted common share, on operating revenues of $131.3 million, for the same period in 2014.

For the twelve-month period ended December 31, 2015, the Company reported net income of $233.3 million, or $1.29 per diluted common share, on operating revenues of $743.6 million.  This compares to net income of $221.3 million, or $1.74 per diluted common share, on operating revenues of $504.8 million, for the same period in 2014.

The year-to-date increase in net income compared to the prior year was primarily due to revenue associated with the acquisition by merger of Aviv on April 1, 2015 and new investments completed in the fourth quarter of 2014 and throughout 2015.  This increase was partially offset by (i) $87.4 million in increased depreciation and amortization expense, (ii) $53.6 million in incremental acquisition and merger related costs, (iii) $28.0 million in increased interest expense, (iv) $25.8 million in increased interest refinancing charges related to the early extinguishment of debt, (v) $14.0 million in increased impairments on real estate assets, (vi) $10.1 million in increased general and administrative expenses and (vii) $5.1 million in increased provisions for uncollectible mortgages, notes and straight-line receivables.

2016 RECENT DEVELOPMENTS AND 2015 HIGHLIGHTS

In Q1 2016, the Company…

•	completed $186 million in new investments.
•	completed a $350 million senior unsecured 5-year term loan.
•	increased its quarterly common stock dividend rate to $0.57 per share.

In Q4 2015, the Company…

•	paid-off $25 million of secured long-term debt.
•	completed a $250 million senior unsecured 7-year term loan.
•	redeemed $575 million aggregate principal amount 6.75% Senior Notes due 2022.
•	completed a $5 million new investment.
•	invested $34 million in capital renovation and construction in progress projects.
•	increased its quarterly common stock dividend rate to $0.56 per share.

In Q3 2015, the Company…

•	issued $600 million aggregate principal amount of its 5.25% Senior Notes due 2026.
•	completed the purchase of $112 million of real estate in Manhattan for the development of an assisted living and memory care facility.
•	established a $500 million Equity Shelf Program for a continuous at-the-market offering of common stock.
•	completed $104 million of other new investments.
•	invested $35 million in capital renovation and construction in progress projects.
•	increased its quarterly common stock dividend rate to $0.55 per share.

In Q2 2015, the Company…

•	completed the acquisition by merger of Aviv.
•	completed $178 million of new investments in the United Kingdom.
•	invested $18 million in capital renovation projects.
•	paid-off $9 million of secured long-term debt.
•	increased its quarterly common stock dividend rate to $0.54 per share.

In Q1 2015, the Company…
•	issued $700 million aggregate principal amount of its 4.5% Senior Notes due 2027.
•	completed an underwritten public offering of 10.925 million shares of its common stock.
•	redeemed $200 million aggregate principal amount of its 7.5% Senior Notes due 2020.
•	paid-off $147 million of secured long-term debt.
•	completed $6 million in new investments.
•	invested $9 million in capital renovation projects.
•	increased its quarterly common stock dividend to $0.53 per share.

FOURTH QUARTER 2015 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2015 totaled $210.5 million.  The $210.5 million of operating revenues includes a one-time $5.4 million “catch-up” of in-place lease revenue recognition resulting from the updated valuation of the Aviv assumed leases.  Operating expenses for the three-month period ended December 31, 2015 totaled $85.5 million and were comprised of $60.8 million of depreciation and amortization expense, $7.6 million of general and administrative expense, $7.6 million in provision for uncollectible mortgages, notes and straight line receivables, $4.5 million of stock-based compensation expense, $3.0 million in provision for impairment on real estate assets and $2.0 million of costs associated with acquisitions.

Other Income and Expense – Other income and expense for the three-month period ended December 31, 2015 was a net expense of $61.1 million, which was primarily comprised of $38.6 million of interest expense, $20.5 million interest refinancing charges, $2.0 million of amortized deferred financing costs and $0.2 million realized loss on foreign exchange.

Funds From Operations – For the three-month period ended December 31, 2015, reportable FFO available to common stockholders was $127.4 million, or $0.65 per common share on 197.6 million weighted-average common shares outstanding, compared to $87.4 million, or $0.68 per common share on 128.5 million weighted-average common shares outstanding, for the same period in 2014.

The $127.4 million of FFO for the three-month period ended December 31, 2015 includes the impact of $20.5 million interest refinancing expense, $7.6 million in provisions for uncollectible mortgages, notes and straight line receivables, $4.5 million of non-cash stock-based compensation expense, $2.8 million of interest expense related to the early extinguishment of debt and $2.0 million of acquisition and merger related costs; offset by the $5.4 million in-place lease revenue amortization catch-up.

The $87.4 million of FFO for the three-month period ended December 31, 2014 includes the impact of $3.5 million of acquisition related costs and $2.0 million of non-cash stock-based compensation expense.

Adjusted FFO was $159.4 million, or $0.81 per common share, for the three months ended December 31, 2015, compared to $92.9 million, or $0.72 per common share, for the same period in 2014.  The Company had 69 million additional weighted-average shares outstanding for the three months ended December 31, 2015 compared to the same period in 2014.  For further information see the “Funds From Operations” schedule below.

2015 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2015 were $743.6 million.  Operating expenses for the twelve-month period ended December 31, 2015, totaled $332.3 million and were composed of: (i) $210.7 million of depreciation and amortization expense; (ii) $57.5 million of expense associated with acquisitions; (iii) $27.4 million of general and administrative expense; (iv) $17.7 million in provision for impairments on real estate assets; (v) $11.1 million of stock-based compensation expense and (vi) $7.9 million in provisions for uncollectible mortgages, notes and straight-line accounts receivable.

Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2015 was a net expense of $183.1 million, which was composed of: (i) $147.4 million of interest expense; (ii) $28.8 million of interest refinancing costs (see the “2015 Financing Activities” section below for additional interest refinancing costs details); (iii) $7.0 million of amortized deferred financing costs and (iv) $0.2 million realized loss on foreign exchange.

Funds From Operations – For the twelve-month period ended December 31, 2015, reportable FFO available to common stockholders was $455.3 million, or $2.52 per common share on 181 million weighted-average common shares outstanding, compared to $345.4 million, or $2.71 per common share on 127 million weighted-average common shares outstanding, for the same period in 2014.

The $455.3 million of FFO for the twelve-month period ended December 31, 2015 includes the impact of: (i) $57.5 million of expenses associated with acquisition and merger related costs; (ii) $28.8 million in interest refinancing charges; (iii) $11.1 million of non-cash stock-based compensation expense; (iv) $7.9 million in provisions for uncollectible mortgages, notes and straight-line receivables and (v) $3.7 million of interest expense related to the early extinguishment of debt in 2015.

The $345.4 million of FFO for the twelve-month period ended December 31, 2014 includes the impact of: (i) $8.6 million of non-cash stock-based compensation expense; (ii) $3.9 million of expenses associated with acquisition and merger related costs; (ii) $3.0 million in interest refinancing charges; (iv) $2.7 million in provisions for uncollectible straight-line accounts and notes receivable and (v) $0.6 million of one-time revenue.

Adjusted FFO was $564.4 million, or $3.13 per common share, for the twelve-month period ended December 31, 2015, compared to $363.1 million, or $2.85 per common share, for the same period in 2014.  The Company had 53 million additional weighted-average shares for the twelve months ended December 31, 2015 compared to the same period in 2014.  For further information see “Funds From Operations” below.

On April 1, 2015, the Company completed its acquisition by merger of Aviv.  In the Aviv transaction, the Company acquired 348 properties in 31 states, operated by 38 third-party operators.  The Company issued approximately 43.7 million shares of common stock in the transaction.

The Company’s results for the twelve-month period ended December 31, 2015 do not reflect the operations of Aviv for the three-month period ended March 31, 2015, and accordingly are not indicative of the Company’s results for future periods.

2016 RECENT FINANCING ACTIVITIES

Amendment to the 2014 Credit Facilities – Adding a $350 Million Term Loan Facility – On January 29, 2016, the Company amended its 2014 Credit Facilities (defined below) to add a $350 million term loan facility.  As a result of the amendment, the 2014 Credit Facilities now provides for a $1.25 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”), a $200 million senior unsecured term loan facility (the “Tranche A-1 Term Loan Facility”), a $200 million senior unsecured incremental term loan facility (the “Tranche A-2 Term Loan Facility”) and a $350 million senior unsecured incremental term loan facility (the “Tranche A-3 Term Loan Facility” and, together with the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility, collectively, the “Omega Credit Facilities”). The Revolving Credit Facility matures on June 27, 2018, subject to a one-time option for Omega to extend such maturity date for one year. Exercise of such extension option is subject to compliance with a notice requirement and other customary conditions. The Tranche A-1 Term Loan Facility matures on June 27, 2019. The Tranche A-2 Term Loan Facility matures on June 27, 2017, subject to Omega’s option to extend the maturity date of the Tranche A-2 Term Loan Facility twice, the first extension until June 27, 2018 and the second extension until June 27, 2019. The Tranche A-3 Term Loan Facility matures on January 29, 2021. The Tranche A-1 Term Loan Facility, the Tranche A-2 Term Loan Facility and the Tranche A-3 Term Loan Facility may be referred to collectively herein as the “Omega Term Loan Facilities”.

The Tranche A-3 Term Loan Facility is priced at LIBOR plus an applicable percentage (beginning at 150 basis points, with a range of 100 to 195 basis points) based on our ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings.  The entire amount of the Tranche A-3 Term Loan Facility was advanced on January 29, 2016.  The Company used the proceeds from the Tranche A-3 Term Loan Facility to repay existing indebtedness and for general corporate purposes.

As of February 4, 2015, the Company had $30 million of outstanding borrowings under its $1.25 billion revolver and $1.10 billion of outstanding term loan borrowings.

2015 FOURTH QUARTER FINANCING ACTIVITIES

$25.1 Million HUD Mortgage Payoffs – On December 31, 2015, the Company paid approximately $25.1 million to retire two mortgage loans guaranteed by the U.S. Department of Housing and Urban Development (“HUD”).  The loan was assumed as part of a 2011 acquisition, and had a blended interest rate of 5.5% per annum with maturities on March 1 and April 1, 2036.  The payoff resulted in a $0.9 million gain on the extinguishment of the debt due to the write-off of the $2.1 million fair value adjustment recorded at the time of acquisition offset by a prepayment fee of approximately $1.2 million.

$250 Million Term Loan Facility – On December 16, 2015, the Company entered into a $250 million senior unsecured 7-year term loan facility (the “$250M Term Loan Facility”).  The $250M Term Loan Facility is priced at LIBOR plus an applicable percentage (beginning at 180 basis points, with a range of 140 to 235 basis points) based on our ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings.  The $250M Term Loan Facility may be increased to an aggregate amount of $400 million.  The Company used the proceeds from this loan to repay existing indebtedness and for general corporate purposes.  The $250M Term Loan Facility matures on December 16, 2022 with interest payments due monthly.

As a result of exposure to interest rate movements associated with the $250M Term Loan Facility, on December 16, 2015, the Company entered into various forward-starting interest rate swap arrangements, which effectively converted $250 million of the Company’s variable-rate debt based on one-month LIBOR to an aggregate fixed rate of approximately 3.8005% effective December 30, 2016. The effective fixed rate achieved by the combination of  the $250M Term Loan Facility and the interest rate swaps could vary up by 55 basis points or down by 40 basis points based on future changes to the Company’s credit ratings.  Each of these swaps begins on December 30, 2016 and matures on December 15, 2022. On the date of inception, the Company designated the interest rate swaps as a cash flow hedge in accordance with Accounting Standards Codification on accounting for derivatives and hedges and linked the interest rate swap to the Term Loan.  Because the critical terms of the interest rate swaps and $250M Term Loan Facility coincide, the hedge is expected to exactly offset changes in expected cash flows as a result of fluctuations in 1-month LIBOR over the term of the hedge.  The purpose of entering into the swaps was to reduce the Company's exposure to future changes in variable interest rates. The interest rate swaps settle on a monthly basis when interest payments are made. These settlements will occur through the maturity date of the $250M Term Loan Facility.  The interest rate for the $250M Term Loan Facility is not hedged for the portion of the term prior to December 30, 2016.

$575 Million Senior Notes Redemption – On October 26, 2015, the Company redeemed all of its outstanding 6.75% Senior Notes due 2022 (the “2022 Notes”).  As a result of the redemption, during the fourth quarter of 2015, the Company recorded approximately $21.3 million in redemption related costs and write-offs, including $19.4 million for the early redemption or call premiums and $1.9 million in net write-offs associated with unamortized deferred financing costs and original issuance premiums/discounts.

On September 25, 2015, the Company irrevocably deposited approximately $615.0 million with the trustee of the 2022 Notes.  This amount included a redemption premium of 3.375%, semi-annual interest and additional accrued interest to the redemption date of October 26, 2015 (approximately $0.9 million for September and $2.8 million for October).  The $615.0 million was classified as “Other assets” on the Company’s balance sheet at September 30, 2015.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the twelve-month period ended December 31, 2015, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2015
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2015

Number of shares	-	-	-	-	-
Average price per share	$-	$-	$-	$-	$-
Gross proceeds	$-	$-	$-	$-	$-

Dividend Reinvestment and Common Stock Purchase Program for 2015
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2015

Number of shares	135	678	981	2,390	4,184
Average price per share	$40.13	$36.46	$36.25	$35.64	$36.06
Gross proceeds	$5,423	$24,703	$35,561	$85,184	$150,871

2016 RECENT DEVELOPMENTS AND PORTFOLIO ACTIVITY

$186 Million of New Investments in Q1 2016 – Year-to-date 2016, the Company completed three separate transactions totaling $186 million of new investments.  The new investments consisted of the following:

$170 Million Acquisition – On February 1, 2016, the Company acquired 10 skilled nursing facilities (“SNFs”) for approximately $170 million and leased them to an existing operator.  The SNFs, consisting of 985 operating beds, located in Ohio (6), Virginia (3) and Michigan (1) were added to an existing operator’s master lease with an initial annual cash yield of 8.5% and annual escalators of 2.0%.

$8.8 Million Acquisition – On January 18, 2016, the Company acquired one care home facility located the in United Kingdom for approximately $8.8 million (USD) and leased it to an existing operator.   The 52 registered bed facility was added to Healthcare Homes’ existing 12-year master lease agreement with an initial annual cash yield of 7%, and annual escalators of 2.5%.

$6.8 Million Mezzanine Loan – On January 12, 2016, the Company invested $6.8 million in a mezzanine loan with a third party.  The loan bears interest at 11% per annum and matures in January 2018.

2015 FOURTH QUARTER PORTFOLIO ACTIVITY

$5 Million of New Investments in Q4 2015 – On November 30, 2015, the Company completed a purchase/leaseback of one SNF for approximately $5.3 million.  The SNF, consisting of 92 operating beds, located in Texas was added to an existing operator’s master lease with an initial annual cash yield of 9.5%.

$34 Million of Capital Renovation Projects in Q4 2015 – In addition to the $5 million new investment, for the three months ended December 31, 2015, the Company invested approximately $33.6 million under its capital renovation and construction in progress programs.

DIVIDENDS

On January 14, 2016, the Board of Directors declared a common stock dividend of $0.57 per share, increasing the quarterly common dividend by $0.01 per share over the previous quarter.  The common dividends are to be paid February 16, 2016 to common stockholders of record as of February 2, 2016.

2016 FAD AND ADJUSTED FFO GUIDANCE

The Company currently expects its 2016 annual FAD available to common stockholders to be between $2.95 and $3.00 per diluted share and its 2016 annual Adjusted FFO available to common stockholders to be between $3.25 and $3.30 per diluted share.

The Company's FAD and Adjusted FFO guidance for 2016 includes approximately $650 million of combined new investments (including the $186 million of new investments listed above) and planned capital renovation projects; however, it excludes the impact of gains and losses from the sale of assets, revenue from divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and stock-based compensation expense.  A reconciliation of the FAD and Adjusted FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

The Company's FAD and Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2015 DIVIDENDS

On February 16, 2015, April 7, 2015, May 15, 2015, August 17, 2015 and November 16, 2015, the Company paid dividends to its common stockholders in the per share amounts of $0.53, $0.36, $0.18, $0.55 and $0.56, for stockholders of record on February 2, 2015, March 31, 2015, April 30, 2015, July 31, 2015 and November 2, 2015, respectively.  The Company has determined that 48.02% of the common dividends paid in 2015 should be treated for tax purposes as a return of capital, with the balance of 51.98% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 11, 2016 at 10 a.m. Eastern to review the Company’s 2015 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2015 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of December 31, 2015, Omega has a portfolio of investments that includes over 900 properties located in 42 states and the United Kingdom and operated by 83 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

________________________

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega’s expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT; (ix) Omega’s ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; and (xiii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2015	2014
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$6,743,958	$3,223,785
Less accumulated depreciation	(1,019,150)	(821,712)
Real estate properties – net	5,724,808	2,402,073
Investments in direct financing leases – net	587,701	539,232
Mortgage notes receivable	679,795	648,079
	6,992,304	3,589,384
Other investments	89,299	48,952
	7,081,603	3,638,336
Assets held for sale – net	6,599	12,792
Total investments	7,088,202	3,651,128

Cash and cash equivalents	5,424	4,489
Restricted cash	14,607	29,076
Accounts receivable – net	203,862	168,176
Goodwill	645,683	—
Other assets	61,231	68,776
Total assets	$8,019,009	$3,921,645

LIABILITIES AND EQUITY
Revolving line of credit	$230,000	$85,000
Term loans	750,000	200,000
Secured borrowings – net	236,204	251,454
Unsecured borrowings – net	2,352,882	1,842,049
Accrued expenses and other liabilities	333,706	141,815
Deferred income taxes	15,352	—
Total liabilities	3,918,144	2,520,318

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 187,399 shares as of December 31, 2015 and 127,606 as of December 31, 2014	18,740	12,761
Common stock – additional paid-in capital	4,609,474	2,136,234
Cumulative net earnings	1,372,522	1,147,998
Cumulative dividends paid	(2,254,038)	(1,895,666)
Accumulated other comprehensive loss	(9,131)	—
Total stockholders’ equity	3,737,567	1,401,327
Noncontrolling interest	363,298	—
Total equity	4,100,865	1,401,327
Total liabilities and equity	$8,019,009	$3,921,645

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Rental income	$175,292	$98,747	$605,991	$388,443
Income from direct financing leases	15,354	14,278	59,936	56,719
Mortgage interest income	17,574	16,875	68,910	53,007
Other investment income – net	2,292	1,421	8,780	6,618
Total operating revenues	210,512	131,321	743,617	504,787

Expenses
Depreciation and amortization	60,794	30,401	210,703	123,257
General and administrative	7,635	5,085	27,435	17,296
Stock-based compensation	4,451	2,022	11,133	8,592
Acquisition and merger related costs	2,018	3,549	57,525	3,948
Impairment loss on real estate properties	3,040	-	17,681	3,660
Provisions for uncollectible mortgages, notes and accounts receivable	7,579	(7)	7,871	2,723
Total operating expenses	85,517	41,050	332,348	159,476

Income before other income and expense	124,995	90,271	411,269	345,311
Other income (expense)
Interest income	80	8	285	44
Interest expense	(38,605)	(31,968)	(147,381)	(119,369)
Interest – amortization of deferred financing costs	(1,954)	(1,348)	(6,990)	(4,459)
Interest – refinancing (costs) gain	(20,476)	27	(28,837)	(3,041)
Realized loss on foreign exchange	(173)	-	(173)	-
Total other expense	(61,128)	(33,281)	(183,096)	(126,825)

Income before gain (loss) on assets sold	63,867	56,990	228,173	218,486
(Loss) gain on assets sold – net	(58)	-	6,353	2,863
Income from continuing operations before income taxes	63,809	56,990	234,526	221,349
Income taxes	(266)	-	(1,211)	-
Net income	63,543	56,990	233,315	221,349
Net income attributable to noncontrolling interest	(2,901)	-	(8,791)	-
Net income available to common stockholders	$60,642	$56,990	$224,524	$221,349

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.32	$0.45	$1.30	$1.75
Diluted:
Net income	$0.32	$0.44	$1.29	$1.74

Dividends declared and paid per common share	$0.56	$0.52	$2.18	$2.02

Weighted-average shares outstanding, basic	187,188	127,804	172,242	126,550
Weighted-average shares outstanding, diluted	197,560	128,492	180,508	127,294

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$63,543	$56,990	$233,315	$221,349
Add back loss (deduct gain) from real estate dispositions	58	—	(6,353)	(2,863)
Sub – total	63,601	56,990	226,962	218,486
Elimination of non-cash items included in net income:
Depreciation and amortization	60,794	30,401	210,703	123,257
Add back non-cash provision for impairments on real estate properties	3,040	—	17,681	3,660
Funds from operations available to common stockholders	$127,435	$87,391	$455,346	$345,403

Weighted-average common shares outstanding, basic	187,188	127,804	172,242	126,550
Restricted stock and PRSUs	1,416	688	1,539	744
Operating Partnership Units	8,956	—	6,727	—
Weighted-average common shares outstanding, diluted	197,560	128,492	180,508	127,294

Funds from operations available per share to common stockholders	$0.65	$0.68	$2.52	$2.71

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$127,435	$87,391	$455,346	$345,403
Deduct one-time cash revenue	—	—	—	(585)
Deduct YTD in-place lease amortization catch-up (1)	(5,400)	—	—	—
Add back (deduct) non-cash provision for uncollectible mortgages, notes and accounts receivable	7,579	(7)	7,871	2,723
Add back/(deduct) interest refinancing expense	20,476	(27)	28,837	3,041
Add back interest carry to retire bonds (2)	2,803	—	3,666	—
Add back acquisition and merger related costs	2,018	3,549	57,525	3,948
Add back non-cash stock-based compensation expense	4,451	2,022	11,133	8,592
Adjusted funds from operations available to common stockholders	$159,362	$92,928	$564,378	$363,122

Adjustments to calculate funds available for distribution:
Non-cash interest expense	1,991	1,413	7,158	4,675
Capitalized interest	(1,757)	—	(3,702)	—
Non-cash revenues (3)	(16,626)	(9,265)	(61,321)	(35,849)
Funds available for distribution	$142,970	$85,076	$506,513	$331,948

(1)
During the fourth quarter of 2015, the Company updated its purchase accounting analysis for the Aviv acquisition via merger.  Accounting rules require purchase accounting allocations to be completed within one year of the acquisition date.  It also allows adjustments to preliminary purchase accounting allocations to be recorded currently, not retrospectively, and requires disclosure of the adjustments.  The Company expects to complete the purchase accounting analysis during the first quarter of 2016.  As a result of updated information, the Company increased the net in-place lease liabilities assumed in the Aviv merger (which required the Company to update amortization associated with the assumed Aviv in-place leases).  During the fourth quarter of 2015, the Company recorded $5.4 million of additional amortization associated with the updated valuation of the assumed in-place leases that would have been recorded in second and third quarter of 2015 had the updated information been known (the “Catch-up Adjustment”).  No full year adjustment is required since the fourth quarter Catch-up Adjustment is related to “timing of amortization” of the assumed in-place leases.  Fourth quarter AFFO excluded (deducted) the $5.4 million Catch-up Adjustment from Non-cash revenues for the quarter.

(2)
On September 25, 2015, the Company irrevocably deposited approximately $615.0 million to the trustee to call and redeem its $575 million 6.75% Notes due 2022.  This amount included the $575 million principal, a redemption premium of 3.375%, semi-annual interest and additional interest to the redemption date of October 26, 2015.  The $615.0 million was classified as “Other assets” on the Company’s financial statements at September 30, 2015.  On October 26, 2015, the Company redeemed all of its $575 million 6.75% Notes due 2022.  The Company has adjusted (or added back) $2.8 million of interest at 6.75% for 26 days for October.  The Company adjusted (or added back) $3.7 million of interest for 34 days for the year-end.

(3)	The $61,321 of Non-cash revenues includes $5.4 million of additional amortization associated with the updated valuation of the assumed in-place leases recorded in fourth quarter of 2015.

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

2016 FAD AND ADJUSTED FFO GUIDANCE RECONCILIATION

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO and FAD to projected GAAP earnings. Omega may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

2016 Quarterly Adjusted FFO and FAD Guidance Range (per diluted common share)
Full Year
Net Income	$1.90 - $1.95
Depreciation	1.27
Gain on assets sold	-
Real estate impairment	-
FFO	$3.17 - $3.22
Adjustments:
Transaction costs	-
Interest – refinancing costs	-
Interest – carrying costs	-
Stock-based compensation expense	0.08
Adjusted FFO	$3.25 - $3.30
Non-cash interest expense	0.04
Capitalized interest	(0.04)
Non-cash revenue	(0.30)
FAD	$2.95 - $3.00

Note: All per share numbers rounded to 2 decimals. This table should be read in conjunction with the notes to the preceding table under “2016 FAD and Adjusted FFO Guidance” section above.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2015:

	As of December 31, 2015			As of December 31, 2015
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property(1)	832	$6,763,158	84%	817	81,345
Direct Financing Leases	59	587,701	7%	57	5,695
Loans Receivable	58	679,795	9%	58	6,097
Total Investments	949	$8,030,654	100%	932	93,137

Investment Data	Total # of Properties (2)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000’s)
Skilled Nursing Facilities / Transitional Care (1)	852	$6,961,702	87%	836	87,463	$80
Senior Housing (3)	97	1,068,952	13%	96	5,674	188
	949	$8,030,654	100%	932	93,137	$86

(1) Total Investment includes a $19.2 million lease inducement and excludes $6.6 million of properties classified as held-for-sale.
(2) Total # of Properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2015		December 31, 2015
Rental Property (1)	$175,292	83%	$605,991	82%
Direct Financing Leases	15,354	7%	59,936	8%
Mortgage Notes	17,574	9%	68,910	9%
Other Investment Income- net	2,292	1%	8,780	1%
	$210,512	100%	$743,617	100%

Revenue by Facility Type

	Three Months Ended		Twelve Months Ended
	December 31, 2015		December 31, 2015
Skilled Nursing Facilities/Transitional Care (1)	$189,497	90%	$674,550	91%
Senior Housing	18,723	9%	60,287	8%
Other	2,292	1%	8,780	1%
	$210,512	100%	$743,617	100%

(1) Includes $0.7 million and $3.1 million reduction for lease inducements for the three and twelve-months ended December 31, 2015, respectively.

Note: The Company’s results for the twelve-month period ended December 31, 2015 do not reflect the operations of Aviv for the three-month period ended March 31, 2015, and accordingly are not indicative of the Company’s results for future periods.

Operator Concentration by Investment ($000's)	As of December 31, 2015
	Total # of Properties (1)	Total Investment (2)	% of Investment
New Ark Investment, Inc.	59	$594,908	7%
Maplewood Real Estate Holdings, LLC	10	494,247	6%
Ciena Healthcare	31	422,785	5%
Daybreak Venture, LLC	54	363,232	5%
Genesis Healthcare	58	360,319	4%
CommuniCare Health Services, Inc.	36	357,505	4%
Laurel	27	308,047	4%
Health & Hospital Corporation	44	304,719	4%
Saber Health Group	30	289,358	4%
Diversicare Healthcare Services	36	281,098	4%
Remaining 73 Operators	564	4,254,436	53%
	949	$8,030,654	100%

(1) Total # of Properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
(2) Total Investment includes a $19.2 million lease inducement and excludes $6.6 million of properties classified as held-for-sale.

Concentration by State	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	86	$815,405	10%
Texas	109	726,326	9%
Florida	98	697,239	9%
Michigan	47	592,864	7%
California	60	521,421	7%
Pennsylvania	44	468,543	6%
Indiana	60	403,015	5%
South Carolina	22	241,889	3%
Connecticut	6	241,034	3%
Arkansas	32	230,215	3%
Mississippi	19	226,829	3%
Massachusetts	16	185,342	2%
Kentucky	26	184,367	2%
Maryland	16	174,077	2%
Washington	22	168,825	2%
Missouri	23	153,516	2%
Remaining 26 states and United Kingdom	263	1,999,747	25%
	949	8,030,654	100%

(1) Total # of Properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
(2) Total Investment includes a $19.2 million lease inducement and excludes $6.6 million of properties classified as held-for-sale.

,
Revenue Maturities ($000's)	As of December 31, 2015
Operating Lease Expirations & Loan Maturities	Year	2015 Current Lease Revenue	2015 Current Interest Revenue	2015 Lease and Interest Revenue	%
	2016	$4,049	$-	$4,049	0.5%
	2017	13,781	-	13,781	1.8%
	2018	55,797	1,360	57,157	7.7%
	2019	3,155	-	3,155	0.4%
	2020	7,195	367	7,562	1.0%
	2021	27,292	-	27,292	3.7%

Note: Based on Q3 2015 annualized contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	As of September 30, 2015
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2015 (1)	52.7%	37.2%	10.1%
Three-months ended June 30, 2015 (1)	51.6%	38.9%	9.5%
Three-months ended March 31, 2015 (1)	51.0%	39.7%	9.3%
Three-months ended December 31, 2014 (1)	53.2%	37.3%	9.5%
Three-months ended September 30, 2014	53.9%	38.4%	7.7%

(1) Includes results for Aviv legacy properties.

Operator Census and Coverage		Coverage Data
	Occupancy(1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2015 (2)	81.9%	1.8	x	1.4	x
Twelve-months ended June 30, 2015 (2)	81.9%	1.8	x	1.4	x
Twelve-months ended March 31, 2015 (2)	82.3%	1.8	x	1.4	x
Twelve-months ended December 31, 2014	84.5%	1.8	x	1.4	x
Twelve-months ended September 30, 2014	84.3%	1.8	x	1.4	x
(1) Based on available (operating) beds. (2) Includes results for Aviv legacy properties.

The following table presents a debt maturity schedule as of December 31, 2015:

Debt Maturities ($000’s)	Secured Debt		Unsecured Debt
Year	HUD Mortgages (1)	GE Term Loan	Line of Credit and Term Loans (2)(3) (4)	Senior Notes	Sub Notes (5)	Total Debt
2016	$-	$-	$-	$-	$-	$-
2017	-	-	-	-	-	-
2018	-	-	-	-	-	-
2019	-	180,000	1,750,000	-	-	1,930,000
2020	-	-	-	-	-	-
2021	-	-	-	-	20,000	20,000
2022	-	-	250,000	-	-	250,000
Thereafter	56,204	-	-	2,350,000	-	2,406,204
	$56,204	$180,000	$2,000,000	$2,350,000	$20,000	$4,606,204

(1) Mortgages guaranteed by HUD.
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a: $200 million acquisition term loan, $100 million term loan to Omega’s operating partnership, $200 million term loan and $1.25 billion revolving credit facility (excluding the $250 million accordion feature) assuming the exercise of existing extension rights.
(4) Includes $250 million 7-year term loan and excludes net discounts of $17.7 million.
(5) Excludes $0.6 million of fair market valuation adjustments.

The following table presents investment activity for the three-and twelve-month period ended December 31, 2015:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2015		December 31, 2015
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$5,302	14%	$293,384	58%
Construction-in-Progress	17,726	46%	161,265	32%
Capital Expenditures	15,840	40%	52,295	10%
Total	$38,868	100%	$506,944	100%